As filed with the Securities and Exchange Commission on July 9, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

CONSOLIDATED COMMUNICATIONS
HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	02-0636095 (I.R.S. employer identification no.)
121 South 17th Street Mattoon, Illinois 61938-3987 (Address of principal executive offices, including zip code)
SureWest KSOP
(Full title of the plan)

Steven L. Childers
Senior Vice President and Chief Financial Officer
Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938-3987
(Name and address of agent for service)

(217) 235-3311
(Telephone number, including area code, of agent for service)

With a copy to:

Lauralyn G. Bengel
Schiff Hardin LLP
233 South Wacker Drive
66th Floor
Chicago, Illinois 60606
(312) 258-5670

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ Do not check if a smaller reporting company)	Accelerated filer ☒ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	250,000(2)	$16.20(1)	$4,050,000(1)	$464.13(1)
Interests in the Plan	(3)	(3)	(3)	(3)

(1)   Estimated on the basis of $16.20 per share, the average of the high and low sales prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on July 5, 2012 solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933.
(2)  Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan for which no separate fee is required.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Consolidated Communications Holdings, Inc. (the “Registrant”) are incorporated herein by reference:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(2)	All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, since December 31, 2011; and

(3)	the description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 000-51446), filed with the Securities and Exchange Commission on July 19, 2005.

All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any directors, officers, employees and agents of the corporation against expenses and, except in the case of an action by or in the right of the corporation, liabilities actually and reasonably incurred by such person in connection with any action, suit or proceeding involving such person by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable to the corporation unless and only to the extent such indemnification is approved by a court. Delaware law mandates such indemnification of expenses to the extent that a present or former director or officer of the corporation has been successful in defense of any proceeding described above, and permits advancement of expenses to a director or officer if the corporation receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification. Delaware law also provides that the permitted indemnifications described above are not exclusive.

Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation provides that, to the fullest extent permitted by Delaware law and except as otherwise provided in the Registrant’s bylaws, none of the Registrant’s directors will be liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty. In addition, the Registrant’s certificate of incorporation permits indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of the Registrant, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the Registrant’s request to the fullest extent authorized under Delaware law against all expenses, liabilities and losses reasonably incurred by such person. The Registrant’s bylaws provide that such indemnification must be provided to directors and officers of the Registrant. Further, the Registrant’s bylaws provide that the Registrant may purchase and maintain insurance on its own behalf and on behalf of any other person who is or was a director, officer or agent of the Registrant or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Pursuant to Item 8(a), the shares of Common Stock registered hereby will be purchased through open-market transactions. Therefore, an opinion regarding the legality of the securities is not required.

The Registrant has received from the Internal Revenue Service a determination that the Plan is qualified under Section 401 of the Internal Revenue Code and the Registrant will cause to be made all changes required by the Internal Revenue Service in order to continue to so qualify the Plan.

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in  reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on this 12th day of June, 2012.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. By: /s/ Steven L. Childers Steven L. Childers Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Robert J. Currey and Steven L. Childers his true and lawful attorney-in-fact, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including any post-effective amendments and supplements) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes such person might or could do in person, hereby ratifying and confirming all that said attorney-in fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of June, 2012.

Signature	Title	Date

/s/ Robert J. Currey Robert J. Currey	President, Chief Executive Officer and Director (Principal Executive Officer)	June 12, 2012
/s/ Steven L. Childers Steven L. Childers	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 12, 2012

Signature	Title	Date

/s/ Richard A. Lumpkin Richard A. Lumpkin	Chairman of the Board and Director	June 12, 2012
/s/ Roger H. Moore Roger H. Moore	Director	June 12, 2012
/s/ Maribeth S. Rahe Maribeth S. Rahe	Director	June 12, 2012

THE PLAN.  Pursuant to the requirements of the Securities Act, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseville, State of California, on July 1, 2012.

SUREWEST KSOP

By:  /s/ Frank Alva, Jr.
Chairman,
SureWest KSOP Administrative Committee

INDEX TO EXHIBITS

Exhibit Number	Exhibit

3.1
Form of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 7 to the Registrant’s Registration Statement on Form S-1 dated July 19, 2005 (File No. 333-121086)

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K dated May 4, 2011)
3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the period ended September 30, 2009)
4	SureWest KSOP
23.1	Consent of Ernst & Young LLP
24	Power of Attorney (set forth on the signature page)